Exhibit 10.68
First Amendment to Employment Agreement
This First Amendment to the Employment Agreement (the “First Amendment”) between Michael Eklund (“Executive”) and Scientific Games Corporation, a Nevada corporation (the “Company”) is made as of November 30, 2020.
WHEREAS, the Company and Executive entered into an Employment Agreement dated as of April 23, 2020 (the “Agreement”); and
WHEREAS, the Company and Executive wish to enter into an amendment of the Agreement on the terms and conditions set forth in this First Amendment;
NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Timing of Payment of Cash Sign-On Award: The Agreement is hereby amended by adding the following sentence to the end of Section 3(g):
“If Executive’s employment is terminated by the Company without Cause, pursuant to Section 4(e) of this Agreement, within one year after the Employment Start Date, then the Cash Sign-On Award shall be paid to Executive (i) in the event such termination is prior to January 1, 2021, as soon as practicable, but no later than March 15, 2021 or (ii) in the event such termination is on or after January 1, 2021, on June 1, 2021; provided that, in the case of clause (i), payment may be later than March 15, 2021 if calculation of the amount of the Cash Sign-On Award is not administratively practicable due to events beyond the control of Executive (or Executive’s beneficiary).”
2.Termination of Executive’s Employment By the Company Without Cause Before June 1, 2022: The Agreement is hereby amended by adding the following sentences to the end of Section 4(e)(ii):

“The foregoing amounts described in this subsection (e)(ii) shall be paid or provided to Executive if his employment is terminated by the Company without Cause on or after June 1, 2022. If Executive’s employment is terminated by the Company without Cause before June 1, 2022, then Executive’s severance pursuant to this subsection (e)(ii) shall be an amount equal to two times the sum of (A) and (B) above, multiplied by a fraction with a numerator equal to the number of days in the period beginning on the day following the date Executive’s employment is terminated and ending on May 31, 2023, inclusive, and with a denominator equal to 730 (the “Pre-June 1, 2022 Severance Amount”). Such amount shall be payable in installments in accordance with the Company’s normal payroll practices over a period beginning with the first payroll date following the date Executive’s employment is terminated and ending with the first payroll date following May 31, 2023 as follows, subject to Section 4(k) (and otherwise in accordance with Section 4(g)): (x) the first 26 such installments will each be equal to the amount that would have been payable pursuant to each installment if such termination had been a termination by Executive for Good Reason and (y) the remaining installments will each be equal to (I) the amount of the Pre-June 1, 2022 Severance Amount minus the amount payable pursuant to (x) divided by (II) the number of remaining installments, such that the total amount payable pursuant to (x) and (y) shall equal the Pre-

June 1, 2022 Severance Amount. For clarity, the intent of the foregoing is that the first 26 such installments shall be in the same amount and paid on the same dates regardless of whether Executive’s termination is without Cause or for Good Reason.
3.Classification of Incentive Compensation Paid to Executive in 2020: The Agreement is hereby amended by adding the following sentences to the end of Sections 4(e)(ii) and 4(f)(ii):
“For purposes of calculating any amounts due to Executive pursuant to this clause, the parties agree that three hundred thousand dollars ($300,000) of the Cash Sign-On Award shall be considered to be Incentive Compensation paid to Executive in the 2020 fiscal year.”
4.Accelerated Vesting of Sign-On Equity Award Upon Executive’s Termination by the Company Without Cause: The Agreement is hereby amended by adding the following new subsection (v) to Section 4(e):
“Notwithstanding anything to the contrary in this Agreement (including Section 3(f)), as of the date of the First Amendment to this Agreement, Executive’s Sign-On Equity Award consists of 135,000 time-vesting restricted stock units (“RSUs”), which amount is comprised of the sum of 60,000 time-vesting RSUs as described in Section 3(f) of the Agreement, and an additional 75,000 time-vesting RSUs as described in the Form 4 filed by the Company with the U.S. Securities & Exchange Commission on November 6, 2020. In the event Executive’s employment is terminated by the Company without Cause prior to the vesting of all 135,000 RSUs that now comprise Executive’s Sign-on Equity Award, and subject to Section 4(k) and Section 5.6, then any unvested portion of the Sign-on Equity Award will, upon the effectiveness of the release referred to in Section 4(k), become fully vested and shall be settled as soon as practicable, but no later than the 60th day after the date of Executive’s termination. The Sign-On Equity Award will remain subject to any forfeiture and claw back provisions of the Sign-On Equity Award Agreement and this Agreement.

5.Except as set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Agreement shall refer to the Agreement as amended by this Amendment. Any defined terms used in this Amendment and not defined herein shall have the meaning as set forth in the Agreement.

6.This Amendment may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this First Amendment as of the date first written above.

SCIENTIFIC GAMES CORPORATION

By: /s/ James Sottile
Name:    James Sottile
Title: Executive Vice President and Chief Legal Officer

Michael Eklund

/s/ Michael Eklund

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